UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 21, 2015

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36781	46-3656275
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

(Address of principal executive offices) (Zip code)

(206) 582-1600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed in its periodic reports filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, including its Annual Report on Form 10-K filed with the SEC on March 18, 2015, Juno Therapeutics, Inc. (“Juno”) granted rights to share-based success payments to the Fred Hutchinson Cancer Research Center (“FHCRC”) pursuant to the terms of its collaboration agreement with FHCRC. Pursuant to the terms of this arrangement, Juno became obligated to make such a payment on December 19, 2015, the first anniversary of Juno’s initial public offering, based on the average closing price of a share of common stock of Juno over the consecutive 90-day period preceding such anniversary. Juno elected to satisfy such obligation by issuing FHCRC an aggregate of 1,601,085 shares of Juno’s common stock on December 21, 2015. Such number of shares was equal to (i)(A) the dollar amount of such success payment ($75 million) less (B) certain indirect cost offsets related to Juno’s collaboration agreement with FHCRC, divided by (ii) the volume weighted average trading price of a share of Juno’s common stock on The NASDAQ Global Select Market for the last trading day preceding December 19, 2015.

The sale and issuance such shares were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.

The description of Juno’s success payment obligations to FHCRC, contained in Juno’s Annual Report on Form 10-K filed with the SEC on March 18, 2015, is incorporated herein by reference.

Juno is party to a similar arrangement with Memorial Sloan Kettering Cancer Center (“MSK”) and on December 19, 2015 MSK became entitled to receive a success payment equal to $10 million, less certain indirect cost offsets related to Juno’s collaboration agreement with MSK. Pursuant to Juno’s agreement with MSK, shares of Juno common stock or cash in respect of such payment will be paid to MSK on March 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNO THERAPEUTICS, INC.

Date: December 23, 2015	By:	/s/ Bernard J. Cassidy
	Name:	Bernard J. Cassidy
	Title:	General Counsel and Secretary